MERRILL LYNCH
DRAGON FUND, INC.



FUND LOGO



Annual Report

December 31, 1999



Investing in emerging market securities involves a number of risk factors and special considerations, including restrictions on foreign investments and on repatriation of capital invested in emerging markets, currency fluctuations, and potential price volatility and less liquidity of securities traded in emerging markets. In addition, there may be less publicly available information about the issuers of securities, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which US companies are subject. Therefore, the Fund is designed as a long-term investment for investors capable of assuming the risks of investing in emerging markets. The Fund should be considered as a vehicle for diversification and not as a complete investment program. Please refer to the prospectus for details.

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Dragon Fund, Inc.
Box 9011
Princeton, NJ
08543-9011


Printed on post-consumer recycled paper

MERRILL LYNCH DRAGON FUND, INC.


MAP DEPICTING THE FUND'S ASSET ALLOCATION
AS A PERCENTAGE* OF NET ASSETS AS OF
DECEMBER 31, 1999

INDIA               5.2%
INDONESIA           1.0%
SINGAPORE          14.3%
MALAYSIA            0.2%
THAILAND            3.1%
CHINA               7.4%
HONG KONG          23.6%
TAIWAN             16.9%
SOUTH KOREA        25.3%
PHILIPPINES         1.2%


*Total may not equal 100%.


Merrill Lynch Dragon Fund, Inc., December 31, 1999

DEAR SHAREHOLDER


Fiscal Year in Review

During the fiscal year ended December 31, 1999, Merrill Lynch Dragon Fund, Inc.'s Class A, Class B, Class C and Class D Shares had total returns of +80.11%, +78.36%, +78.19% and +79.70%, respectively. The Fund outperformed the unmanaged benchmark Morgan Stanley Capital International All Country Far East Composite (Ex-Japan) Index total return of +62.11% by 20% for the same period. (Fund performance does not reflect sales charges, and would be lower if sales charges were included. Complete performance information can be found on pages 4--6 of this report to shareholders.) The Fund benefited from good sector and stock selections. The Fund was overweighted in the technology and telecommunications sectors, which outperformed during the fourth quarter. In particular, global technology issues performed strongly, particularly in South Korea, Taiwan, Singapore and Hong Kong. In addition, the Fund benefited from the avoidance of underperforming markets, such as Malaysia and the Philippines. For example, the Fund had only a 2% weighting in Malaysia, one of the worst-performing markets. Finally, the Fund benefited from having a relatively small cash position going into 2000.

As we forecast, the December quarter was indeed a very good one in terms of Asian stock markets' performance. Stock markets globally were driven primarily by the technology and telecommunications sectors. Therefore, the Fund was very well positioned for the fourth fiscal quarter rally because approximately half of its assets were invested in these sectors.

Hong Kong's economy has apparently turned the corner cyclically, despite deflation. The economy has expanded since the second quarter of 1999, mainly on the back of Asia's robust economic recovery, the recent strengthening of the yen and China's expanding trade flows. We decreased the Fund's exposure to the real estate sector and increased its positions in telecommunications and technology. We believe that real estate is likely to be hampered by the relatively high real interest rates that are expected to prevail in the territory over the next two years.

The South Korean economy continues its robust recovery. The government has kept short-term interest rates low and has made it clear that the central bank would provide as much liquidity as required to prevent interest rates from rising substantially. This move prevented a second financial crisis, which could have arisen as a result of the Daewoo Corporation bankruptcy. We added new South Korean positions, including Hyundai Electronics Industries Co., and Internet companies such as Korea Thrunet Co. and Haansoft Inc.

Taiwan is rapidly shaking off the effects of the recent earthquake there. Exports are booming again and the earthquake has not created runaway pressures on inflation as some had argued would occur. Export growth is expected to reach about 15% in the first half of 2000 and to slow to approximately 10% in the second half of 2000. On the monetary front, inflation appears to have bottomed, and we continue to believe that the consumer price index will accelerate to 1.8% next year in response to imported inflation from higher oil and commodity prices. A slack labor market is likely to provide room to delay monetary tightening until the second half of the year.

The Singapore economy was helped by the rebound in global electronics demand. This sector accounts for about 70% of non-oil domestic exports. With exports at 130% of gross domestic product (GDP), Singapore is likely to continue to ride the rising global business cycle in 2000. For the year 2000, there are concerns about a relative growth underperformance rather than absolute growth disappointment. Real GDP could rise 5.6% in 2000, underpinned by an expected 0%--30% expansion in wafer fabrication capacity and a supportive global environment. We added Chartered Semiconductor Manufacturing Limited, the third-largest dedicated foundry for outsourcing of wafer production in the world, during the December quarter. We also initiated a new position in Venture Manufacturing (Singapore) Ltd., a contract manufacturer of telecommunication and computer products.

As outlined in our strategy in our September report to shareholders, we reduced our positions in the Philippines, Malaysia, Indonesia and Thailand. However, we continued to hold shares of companies that we believed were Year 2000 compliant. These are the largest- capitalization, well-funded and well-managed companies in these countries. Another reason we under-weighted these countries is that they offer few stocks in the technology sector, a prime focus of the Fund during the December quarter. On the other hand, we increased our weighting in India through the purchases of shares in the Indian software company, NIIT Limited, the Internet company Satyam Infoway Limited and India's international telephony company, Videsh Sanchar Nigam Ltd.


Investment Strategy & Outlook
We expect Asian equity markets to continue to be strong in 2000 for three main reasons. First, the economic recovery is expected to push ahead, resulting in stronger corporate profit growth. Second, corporate restructuring is likely to make further progress in 2000. Companies are cutting costs, streamlining operations and becoming more productive. Therefore, cost savings will lead to higher profit margins and better earnings. Third, Asia is entering a technology up- grade cycle. The region is becoming the center of gravity for technological investment. The region has always been able to upgrade its comparative advantage, from clothing, textiles and toys 20 years ago to automobiles and electronic goods a decade ago. Today, the region's product strength is moving into information technology, components and software.

With these factors in mind, we are likely to focus on companies with strong restructuring benefits, the technology and telecommunication sectors and consumer and export-related companies that we expect to profit from strong domestic and global economic growth.


In Conclusion
On January 19, 2000, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund would acquire substantially all of the assets and liabilities of Merrill Lynch Emerging Tigers Fund, Inc. in exchange for newly issued shares of the Fund. These Funds are registered, non-diversified, open-end managment investment companies. Both entities have a similar investment objective. Merrill Lynch Emerging Tigers Fund, Inc. is managed by Fund Asset Management, L.P., which is an affiliate of the Investment Adviser.

We thank you for your investment in Merrill Lynch Dragon Fund, Inc., and we look forward to reviewing our outlook and strategy with you again in our next report to shareholders.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Kara Tan Bhala)
Kara Tan Bhala
Senior Vice President and
Portfolio Manager



January 27, 2000


To reduce shareholder expenses, Merrill Lynch Dragon Fund, Inc. will no longer be printing and mailing quarterly reports to shareholders. We will continue to provide you with reports on a semi-annual and annual basis.

Merrill Lynch Dragon Fund, Inc., December 31, 1999


PERFORMANCE DATA


About Fund
Performance


Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Total Return
Based on a
$10,000
Investment

A line graph depicting the growth of an investment in the Fund's Class A Shares and Class C Shares compared to growth of an investment in the Morgan Stanley Capital International All Country Far East (Ex-Japan) Free Index. Beginning and ending values are:

                                         10/21/94**        12/99
ML Dragon Fund, Inc.++--
Class A Shares*                         $ 9,475          $ 9,217

ML Dragon Fund, Inc.++--
Class C Shares*                         $10,000          $ 9,233

Morgan Stanley Capital International
All Country Far East (Ex-Japan)
Free Index++++                          $10,000          $ 9,145



A line graph depicting the growth of an investment in the Fund's Class B Shares and Class D Shares compared to growth of an investment in the Morgan Stanley Capital International All Country Far East (Ex-Japan) Free Index. Beginning and ending values are:

                                         5/29/92**        12/99
ML Dragon Fund, Inc.++--
Class B Shares*                         $10,000          $16,106

ML Dragon Fund, Inc.++--
Class D Shares*                         $ 9,475          $16,200

Morgan Stanley Capital International
All Country Far East (Ex-Japan)
Free Index++++                          $10,000          $16,466


   * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

  ** Commencement of operations.

  ++ ML Dragon Fund, Inc. invests primarily (at least 65% of the Fund's net assets) in developing Asia-Pacific equity and debt securities.

++++ This unmanaged capitalization-weighted Index is comprised of a representative sampling of stocks of large-, medium- and small-capitalization companies in Hong Kong, Indonesia, South Korea, the Philippines, Singapore, China, Taiwan, Malaysia and Thailand that are freely purchasable by foreign investors. Effective 10/30/98, Malaysia was removed from the Index. The starting date for the Index in the Class A & Class C Shares' graph is from 10/31/94.

Average Annual
Total Return

                                     % Return Without   % Return With
                                       Sales Charge      Sales Charge**
Class A Shares*

Year Ended 12/31/99                       +80.11%          +70.65%
Five Years Ended 12/31/99                 + 1.76           + 0.66
Inception (10/21/94) through 12/31/99     - 0.53           - 1.55

 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.


                                         % Return       % Return
                                       Without CDSC    With CDSC**
Class B Shares*

Year Ended 12/31/99                       +78.36%        +74.36%
Five Years Ended 12/31/99                 + 0.74         + 0.74
Inception (5/29/92) through 12/31/99      + 6.48         + 6.48

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.


                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*

Year Ended 12/31/99                       +78.19%        +77.19%
Five Years Ended 12/31/99                 + 0.73         + 0.73
Inception (10/21/94) through 12/31/99     - 1.53         - 1.53


 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
** Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without   % Return With
                                       Sales Charge     Sales Charge**
Class D Shares*

Year Ended 12/31/99                       +79.70%          +70.26%
Five Years Ended 12/31/99                 + 1.56           + 0.47
Inception (5/29/92) through 12/31/99      + 7.32           + 6.56

* Maximum sales charge is 5.25%. (Prior to October 21, 1994, Class D Shares (formerly Class A Shares) were offered at a higher than maximum sales charge. Thus, actual returns would have been somewhat lower than noted for the inception period.)

** Assuming maximum sales charge.

Merrill Lynch Dragon Fund, Inc., December 31, 1999


PERFORMANCE DATA (concluded)


Recent
Performance
Results*

                                             3 Month          12 Month     Since Inception
As of December 31, 1999                    Total Return     Total Return     Total Return

ML Dragon Fund, Inc. Class A Shares           +42.98%          +80.11%          - 2.71%
ML Dragon Fund, Inc. Class B Shares           +42.81           +78.36           +61.06
ML Dragon Fund, Inc. Class C Shares           +42.76           +78.19           - 7.68
ML Dragon Fund, Inc. Class D Shares           +42.97           +79.70           +70.99


* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's inception periods are from 10/21/94 for Class A & Class C Shares and from 5/29/92 for Class B & Class D Shares.

SCHEDULE OF INVESTMENTS                                                                               (in US dollars)

                                        Shares                                                                     Percent of
COUNTRIES      Industries                Held                Long-Term Investments                    Value        Net Assets
China          Computer Systems      1,200,000     Founder Hong Kong Limited                         $ 1,466,615       0.3%

               Electronics           1,100,000   ++Great Wall Technology Co. 'H'                       1,075,518       0.3
                                     2,500,000     Legend Holdings Limited                             6,191,303       1.4
                                                                                                     -----------      ----
                                                                                                       7,266,821       1.7

               Telecommunications    1,686,800   ++China Telecom (Hong Kong) Limited                  10,524,868       2.4
                                        85,300   ++China Telecom (Hong Kong) Limited (ADR) (a)        10,966,381       2.5
                                       925,000   ++Pacific Century CyberWorks Limited                  2,147,980       0.5
                                                                                                     -----------      ----
                                                                                                      23,639,229       5.4

                                                   Total Long-Term Investments in China               32,372,665       7.4

Hong Kong      Banking                 403,000     Dah Sing Financial Group                            1,607,230       0.4
                                       346,000     Dao Heng Bank Group Ltd.                            1,784,974       0.4
                                     1,020,977     HSBC Holdings PLC                                  14,317,058       3.3
                                       383,000     Standard Chartered PLC                              5,941,273       1.4
                                                                                                     -----------      ----
                                                                                                      23,650,535       5.5

               Conglomerates         1,729,000     Hutchison Whampoa Limited                          25,135,340       5.8

               Electronics             852,000     Johnson Electric Holdings Limited                   5,469,548       1.3

               Publishing &            647,000     Television Broadcasts Ltd.                          4,411,553       1.0
               Broadcasting

               Real Estate           1,748,000     Cheung Kong (Holdings) Ltd.                        22,150,778       5.1

               Retail                2,800,000     Giordano International Limited                      2,881,770       0.7

               Telecommunications    2,000,000   ++CCT Telecom Holdings Limited                        1,492,345       0.3
                                       469,738     Cable & Wireless HKT Ltd.                          13,681,119       3.2
                                       983,000     City Telecom (HK) Ltd.                                954,799       0.2
                                       441,000     SmarTone Telecommunications Holdings Limited        2,127,557       0.5
                                                                                                     -----------      ----
                                                                                                      18,255,820       4.2

                                                   Total Long-Term Investments in Hong Kong          101,955,344      23.6

India          Banking                 642,000     Corporation Bank                                    1,638,584       0.4

               Computer Software        42,600     NIIT Limited                                        3,247,699       0.8
                                           800     NIIT Limited (New Shares)                              60,990       0.0
                                        86,571   ++Satyam Computer Services Limited                    4,377,320       1.0
                                         6,619   ++Satyam Computer Services Limited (New Shares)         334,679       0.1
                                                                                                     -----------      ----
                                                                                                       8,020,688       1.9

               Financial Services      170,000   ++ICICI Ltd. (ADR) (a)                                2,358,750       0.6

               Internet Software        29,400   ++Satyam Infoway Limited (ADR) (a)                    4,498,200       1.0

               Oil & Gas               116,800     Gas Authority of India Ltd. (c)                     1,051,200       0.2

               Telecommunications      199,700     Videsh Sanchar Nigam Ltd. (GDR) (b)                 4,852,710       1.1

                                                   Total Long-Term Investments in India               22,420,132       5.2

Indonesia      Food                  1,594,000   ++PT Indofood Sukses Makmur Tbk                       1,999,642       0.5
               Tobacco                 863,000   ++PT Hanjaya Mandala Sampoerna Tbk                    2,199,258       0.5

                                                   Total Long-Term Investments in Indonesia            4,198,900       1.0

Malaysia       Banking                 792,000     Public Bank Berhad 'Foreign'                          821,179       0.2

                                                   Total Long-Term Investments in Malaysia               821,179       0.2

Philippines    Banking                 124,644     Metropolitan Bank & Trust Company                     899,173       0.2

               Publishing &            686,000   ++ABS-CBN Broadcasting Corporation                      853,234       0.2
               Broadcasting

               Telecommunications      128,480     Philippine Long Distance Telephone
                                                   Company (ADR) (a)                                   3,324,420       0.8

                                                   Total Long-Term Investments in the Philippines      5,076,827       1.2

Singapore      Airlines                736,000     Singapore Airlines Limited                          8,354,595       1.9

               Banking                 649,320     DBS Group Holdings Limited                         10,646,508       2.5
                                       754,406     Overseas Union Bank Ltd.                            4,417,693       1.0
                                                                                                  --------------     ------
                                                                                                      15,064,201       3.5

               Electronics             463,403     Datacraft Asia Limited                              3,846,245       0.9
                                       795,000     NatSteel Electronics Ltd.                           4,201,802       1.0
                                       357,000     Venture Manufacturing (Singapore) Ltd.              4,095,315       0.9
                                                                                                  --------------     ------
                                                                                                      12,143,362       2.8

               Engineering           2,430,000     Singapore Technologies Engineering Ltd.             3,765,405       0.9

               Publishing &            471,837     Singapore Press Holdings Ltd.                      10,230,220       2.4
               Broadcasting

               Real Estate             703,000     City Developments Limited                           4,116,667       1.0

               Semiconductors           72,100   ++Chartered Semiconductor Manufacturing
                                                   Limited (ADR) (a)                                   5,191,200       1.2

               Telecommunications    1,400,000     Singapore Telecommunications, Ltd.                  2,892,492       0.6

                                                   Total Long-Term Investments in Singapore           61,758,142      14.3

Merrill Lynch Dragon Fund, Inc., December 31, 1999

SCHEDULE OF INVESTMENTS (concluded)                                                                    (in US dollars)

                                   Shares Held/                                                                     Percent of
COUNTRIES      Industries          Face Amount            Long-Term Investments                       Value         Net Assets
South Korea    Banking                 227,759     Kookmin Bank                                   $    3,571,903       0.8%
                                        86,210   ++Korea Technology Banking Company                      835,515       0.2
                                       358,630     Shinhan Bank                                        3,886,475       0.9
                                                                                                  --------------     ------
                                                                                                       8,293,893       1.9

               Electronics             201,280     Hyundai Electronics Industries Co.                  4,273,875       1.0
                                        65,820     Samsung Electronics Co.                            15,425,656       3.6
                                US$  3,905,000     Samsung Electronics Co. (Regulation S),
                                                   0%* due 12/31/2007                                  7,409,738       1.7
                                                                                                  --------------     ------
                                                                                                      27,109,269       6.3

               Food                     59,750     Cheil Jedang Corp.                                  6,896,256       1.6

               Industrials              91,120     Haansoft Inc.                                       4,222,830       1.0

               Internet                 10,400     Korea Thrunet Co., Ltd. (Class A)                     704,600       0.2

               Medical Equipment       123,200     Medison Company                                     1,796,441       0.4

               Steel                    92,930     Pohang Iron & Steel Company Ltd. (ADR) (a)          3,252,550       0.7

               Telecommunications       80,860   ++Hanaro Telecom Incorporated                         1,399,911       0.3
                                       252,400   ++Korea Telecom Corporation (ADR) (a)                18,866,900       4.4
                                         7,430     SK Telecom Co. Ltd.                                26,643,260       6.1
                                       121,210     Sungmi Telecom Electronics Company                  1,687,329       0.4
                                                                                                  --------------     ------
                                                                                                      48,597,400      11.2

               Utilities--             131,370     Korea Electric Power Corporation                    4,074,206       1.0
               Electric & Gas          268,250     Korea Electric Power Corporation (ADR) (a)          4,493,187       1.0
                                                                                                  --------------     ------
                                                                                                       8,567,393       2.0

                                                   Total Long-Term Investments in South Korea        109,440,632      25.3

Taiwan         Banking               5,704,163     Bank Sinopac                                        3,362,875       0.8
                                     1,915,000   ++China Development Industrial Bank Inc.              3,051,307       0.7
                                     4,267,000   ++Chinatrust Commercial Bank                          4,963,209       1.1
                                     2,926,000     United World Chinese Commercial Bank                3,533,952       0.8
                                                                                                  --------------     ------
                                                                                                      14,911,343       3.4

               Computers               841,000   ++Acer Inc.                                           2,532,648       0.6
                                       368,000     Asustek Computer Inc.                               3,881,708       0.9
                                                                                                  --------------     ------
                                                                                                       6,414,356       1.5

               Electronics           1,127,640   ++Advanced Semiconductor Engineering Inc.             4,024,719       0.9
                                       545,900   ++Hitron Technology Inc.                              3,200,943       0.8
                                       774,200   ++Hon Hai Precision Industry                          5,773,193       1.3
                                       411,500     Synnex Technology International Corporation         2,701,370       0.6
                                        93,105     Synnex Technology International
                                                   Corporation (GDR) (b)                               2,402,109       0.6
                                     2,214,638   ++Taiwan Semiconductor Manufacturing Company         11,785,995       2.7
                                     2,242,500   ++United Microelectronics Corporation, Ltd.           8,003,824       1.9
                                                                                                  --------------     ------
                                                                                                      37,892,153       8.8

               Plastics              1,215,000     Nan Ya Plastic Corporation                          2,671,606       0.6

               Retail                  552,480     President Chain Store Corp.                         2,438,447       0.6

               Textiles              3,697,300     Far Eastern Textile Ltd.                            8,836,759       2.0

                                                   Total Long-Term Investments in Taiwan              73,164,664      16.9

Thailand       Banking               2,520,000   ++Siam Commercial Bank Public Company
                                                   Limited 'Foreign'                                   3,087,906       0.7
                                     2,404,000   ++Thai Farmers Bank Public Company
                                                   Limited 'Foreign'                                   4,034,417       1.0
                                                                                                  --------------     ------
                                                                                                       7,122,323       1.7

               Oil & Gas               241,936   ++PTT Exploration and Production Public
                                                   Company Limited 'Foreign'                           1,495,183       0.3

               Telecommunications      194,102   ++Advanced Info Service Public Company
                                                   Limited 'Foreign'                                   3,267,780       0.8

               Utilities--           1,143,500     Electricity Generating Public Company
               Electric & Gas                      Limited 'Foreign'                                   1,424,044       0.3

                                                   Total Long-Term Investments in Thailand            13,309,330       3.1

                                                   Total Long-Term Investments
                                                   (Cost--$254,625,654)                              424,517,815      98.2

                                                             Short-Term Investments

United States  Commercial        US$ 3,183,000         General Motors Acceptance Corp.,
               Paper**                                 5% due 1/03/2000                                      3,182,116       0.7

                                                       Total Short-Term Investments (Cost--$3,182,116)       3,182,116       0.7

               Total Investments (Cost--$257,807,770)                                                      427,699,931      98.9

               Other Assets Less Liabilities                                                                 4,632,833       1.1
                                                                                                        --------------     ------
               Net Assets                                                                               $  432,332,764     100.0%
                                                                                                        ==============     ======

(a)  American Depositary Receipts (ADR).

(b)  Global Depositary Receipts (GDR).

(c) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

 ++  Non-income producing security.

  * Represents a zero coupon or step bond; the interest rate shown reflects the effective yield at the time of purchase by the Fund.

 ** Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.

     See Notes to Financial Statements.

Merrill Lynch Dragon Fund, Inc., December 31, 1999


STATEMENT OF ASSETS AND LIABILITIES

                    As of December 31, 1999

Assets:             Investments, at value (identified cost--$257,807,770)                                 $  427,699,931
                    Cash                                                                                         695,801
                    Foreign cash                                                                               4,339,602
                    Receivables:
                      Securities sold                                                  $    4,980,180
                      Capital shares sold                                                   1,393,180
                      Dividends                                                               517,949          6,891,309
                                                                                       --------------
                    Prepaid registration fees and other assets                                                    69,721
                                                                                                          --------------
                    Total assets                                                                             439,696,364
                                                                                                          --------------

Liabilities:        Payables:
                      Securities purchased                                                  4,731,780
                      Capital shares redeemed                                               1,394,390
                      Investment adviser                                                      382,674
                      Distributor                                                             259,727          6,768,571
                                                                                       --------------
                    Accrued expenses and other liabilities                                                       595,029
                                                                                                          --------------
                    Total liabilities                                                                          7,363,600
                                                                                                          --------------

Net Assets:         Net assets                                                                            $  432,332,764
                                                                                                          ==============

Net Assets          Class A Shares of Common Stock, $.10 par value,
Consist of:         100,000,000 shares authorized                                                         $      262,290
                    Class B Shares of Common Stock, $.10 par value,
                    200,000,000 shares authorized                                                              2,207,764
                    Class C Shares of Common Stock, $.10 par value,
                    100,000,000 shares authorized                                                                212,903
                    Class D Shares of Common Stock, $.10 par value,
                    100,000,000 shares authorized                                                                717,742
                    Paid-in capital in excess of par                                                         417,009,059
                    Accumulated distributions in excess of investment income--net                               (446,121)
                    Accumulated realized capital losses on investments and
                    foreign currency transactions--net                                                      (146,329,037)
                    Accumulated distributions in excess of realized capital
                    gains on investments and foreign currency transactions--net                              (11,169,131)
                    Unrealized appreciation on investments and foreign
                    currency transactions--net                                                               169,867,295
                                                                                                          --------------
                    Net assets                                                                            $  432,332,764
                                                                                                          ==============

Net Asset           Class A--Based on net assets of $34,210,973 and 2,622,901
Value:                       shares outstanding                                                           $        13.04
                                                                                                          ==============
                    Class B--Based on net assets of $278,333,586 and 22,077,635
                             shares outstanding                                                           $        12.61
                                                                                                          ==============
                    Class C--Based on net assets of $26,435,642 and 2,129,026
                             shares outstanding                                                           $        12.42
                                                                                                          ==============
                    Class D--Based on net assets of $93,352,563 and 7,177,419
                             shares outstanding                                                           $        13.01
                                                                                                          ==============

                       See Notes to Financial Statements.

STATEMENT OF OPERATIONS

                    For the Year Ended December 31, 1999

Investment          Dividends (net of $307,009 foreign withholding tax)                                   $    4,870,853
Income:             Interest and discount earned                                                                 807,090
                                                                                                          --------------
                    Total income                                                                               5,677,943
                                                                                                          --------------

Expenses:           Investment advisory fees                                           $    3,247,707
                    Account maintenance and distribution fees--Class B                      2,146,865
                    Custodian fees                                                            591,456
                    Transfer agent fees--Class B                                              554,759
                    Account maintenance and distribution fees--Class C                        189,397
                    Account maintenance fees--Class D                                         173,968
                    Transfer agent fees--Class D                                              141,930
                    Printing and shareholder reports                                          129,891
                    Professional fees                                                          95,526
                    Accounting services                                                        79,377
                    Registration fees                                                          74,214
                    Transfer agent fees--Class C                                               47,519
                    Directors' fees and expenses                                               45,037
                    Transfer agent fees--Class A                                               40,961
                    Pricing fees                                                                7,741
                    Other                                                                      11,810
                                                                                       --------------
                    Total expenses                                                                             7,578,158
                                                                                                          --------------
                    Investment loss--net                                                                      (1,900,215)
                                                                                                          --------------

Realized &          Realized gain (loss) from:
Unrealized Gain       Investments--net                                                     19,174,069
(Loss) on             Foreign currency transactions--net                                     (829,429)        18,344,640
Investments &                                                                          --------------
Foreign Currency    Change in unrealized appreciation/depreciation on:
Transactions--Net:    Investments--net                                                    181,582,539
                      Foreign currency transactions--net                                       17,963        181,600,502
                                                                                       --------------     --------------
                    Net realized and unrealized gain on
                    investments and foreign currency transactions                                            199,945,142
                                                                                                          --------------
                    Net Increase in Net Assets Resulting from Operations                                  $  198,044,927
                                                                                                          ==============

                       See Notes to Financial Statements.

Merrill Lynch Dragon Fund, Inc., December 31, 1999

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                  For the Year
                                                                                              Ended December 31,
                    Increase (Decrease) in Net Assets:                                     1999                1998
Operations:         Investment income (loss)--net                                     $    (1,900,215)    $    3,947,759
                    Realized gain (loss) on investments and foreign
                    currency transactions--net                                             18,344,640       (157,132,263)
                    Change in unrealized appreciation/depreciation
                    on investments and foreign currency transactions--net                 181,600,502         63,300,980
                                                                                       --------------     --------------
                    Net increase (decrease) in net assets resulting
                    from operations                                                       198,044,927        (89,883,524)
                                                                                       --------------     --------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                      --           (216,933)
                      Class B                                                                      --         (1,017,103)
                      Class C                                                                      --            (80,142)
                      Class D                                                                      --           (789,917)
                    In excess of investment income--net:
                      Class A                                                                      --            (70,818)
                      Class B                                                                      --           (332,036)
                      Class C                                                                      --            (26,163)
                      Class D                                                                      --           (257,870)
                                                                                       --------------     --------------
                    Net decrease in net assets resulting from
                    dividends to shareholders                                                      --         (2,790,982)
                                                                                       --------------     --------------

Capital Share       Net decrease in net assets derived from
Transactions:       capital share transactions                                            (65,943,858)      (133,868,029)
                                                                                       --------------     --------------

Net Assets:         Total increase (decrease) in net assets                               132,101,069       (226,542,535)
                    Beginning of year                                                     300,231,695        526,774,230
                                                                                       --------------     --------------
                    End of year                                                        $  432,332,764     $  300,231,695
                                                                                       ==============     ==============

                       See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                                                                                           Class A++
The following per share data and ratios have been derived
from information provided in the financial statements.                                   For the Year
                                                                                      Ended December 31,
Increase (Decrease) in Net Asset Value:                               1999      1998        1997       1996        1995
Per Share           Net asset value, beginning of year             $   7.24   $   8.81   $  18.09    $  15.99   $  15.05
Operating                                                          --------   --------   --------    --------   --------
Performance:        Investment income--net                              .02        .14        .12         .14        .12
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                                  5.78      (1.57)     (7.51)       2.03       1.00
                                                                   --------   --------   --------    --------   --------
                    Total from investment operations                   5.80      (1.43)     (7.39)       2.17       1.12
                                                                   --------   --------   --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net                             --       (.11)        --          --         --
                      In excess of investment income--net                --       (.03)        --          --       (.18)
                      Realized gain on investments--net                  --         --      (1.68)       (.07)        --
                      In excess of realized gain on
                      investments--net                                   --         --       (.21)         --         --
                                                                   --------   --------   --------    --------   --------
                    Total dividends and distributions                    --       (.14)     (1.89)       (.07)      (.18)
                                                                   --------   --------   --------    --------   --------
                    Net asset value, end of year                   $  13.04   $   7.24   $   8.81    $  18.09   $  15.99
                                                                   ========   ========   ========    ========   ========

Total Investment    Based on net asset value per share               80.11%    (16.22%)   (40.77%)     13.59%      7.44%
Return:*                                                           ========   ========   ========    ========   ========

Ratios to Average   Expenses                                          1.49%      1.46%      1.35%       1.33%      1.37%
Net Assets:                                                        ========   ========   ========    ========   ========
                    Investment income--net                             .19%      1.78%       .73%        .78%       .74%
                                                                   ========   ========   ========    ========   ========

Supplemental        Net assets, end of year (in thousands)         $ 34,211   $ 13,961   $ 14,431    $ 49,943   $ 31,591
Data:                                                              ========   ========   ========    ========   ========
                    Portfolio turnover                               88.37%     99.85%     21.11%      30.63%     24.52%
                                                                   ========   ========   ========    ========   ========

 *   Total investment returns exclude the effects of sales charges.

++   Based on average shares outstanding.

                       See Notes to Financial Statements.

Merrill Lynch Dragon Fund, Inc., December 31, 1999

FINANCIAL HIGHLIGHTS

                                                                                           Class B++
The following per share data and ratios have been derived
from information provided in the financial statements.                                   For the Year
                                                                                      Ended December 31,
Increase (Decrease) in Net Asset Value:                               1999      1998        1997        1996        1995
Per Share           Net asset value, beginning of year             $   7.07   $   8.58   $  17.89   $    15.98   $  15.03
Operating                                                          --------   --------   --------   ----------   --------
Performance:        Investment income (loss)--net                      (.07)       .06       (.04)        (.04)      (.03)
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                                  5.61      (1.52)     (7.38)        2.02       1.00
                                                                   --------   --------   --------   ----------   --------
                    Total from investment operations                   5.54      (1.46)     (7.42)        1.98        .97
                                                                   --------   --------   --------   ----------   --------
                    Less dividends and distributions:
                      Investment income--net                             --       (.04)        --           --         --
                      In excess of investment income--net                --       (.01)        --           --       (.02)
                      Realized gain on investments--net                  --         --      (1.68)        (.07)        --
                      In excess of realized gain on
                      investments--net                                   --         --       (.21)          --         --
                                                                   --------   --------   --------   ----------   --------
                    Total dividends and distributions                    --       (.05)     (1.89)        (.07)      (.02)
                                                                   --------   --------   --------   ----------   --------
                    Net asset value, end of year                   $  12.61   $   7.07   $   8.58   $    17.89   $  15.98
                                                                   ========   ========   ========   ==========   ========

Total Investment    Based on net asset value per share               78.36%    (17.06%)   (41.40%)      12.41%      6.49%
Return:*                                                           ========   ========   ========   ==========   ========

Ratios to Average   Expenses                                          2.58%      2.54%      2.39%        2.36%      2.41%
Net Assets:                                                        ========   ========   ========   ==========   ========
                    Investment income (loss)--net                     (.82%)      .73%      (.26%)       (.24%)     (.20%)
                                                                   ========   ========   ========   ==========   ========

Supplemental        Net assets, end of year (in thousands)         $278,334   $206,809   $374,914   $1,157,944   $991,281
Data:                                                              ========   ========   ========   ==========   ========
                    Portfolio turnover                               88.37%     99.85%     21.11%       30.63%     24.52%
                                                                   ========   ========   ========   ==========   ========

                                                                                           Class C++
The following per share data and ratios have been derived
from information provided in the financial statements.                                   For the Year
                                                                                      Ended December 31,
Increase (Decrease) in Net Asset Value:                               1999      1998        1997       1996        1995
Per Share           Net asset value, beginning of year             $   6.97   $   8.46   $  17.68    $  15.79   $  14.92
Operating                                                          --------   --------   --------    --------   --------
Performance:        Investment income (loss)--net                      (.07)       .06       (.04)       (.04)      (.04)
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                                  5.52      (1.50)     (7.29)       2.00       1.00
                                                                   --------   --------   --------    --------   --------
                    Total from investment operations                   5.45      (1.44)     (7.33)       1.96        .96
                                                                   --------   --------   --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net                             --       (.04)        --          --         --
                      In excess of investment income--net                --       (.01)        --          --       (.09)
                      Realized gain on investments--net                  --         --      (1.68)       (.07)        --
                      In excess of realized gain on
                      investments--net                                   --         --       (.21)         --         --
                                                                   --------   --------   --------    --------   --------
                    Total dividends and distributions                    --       (.05)     (1.89)       (.07)      (.09)
                                                                   --------   --------   --------    --------   --------
                    Net asset value, end of year                   $  12.42   $   6.97   $   8.46    $  17.68   $  15.79
                                                                   ========   ========   ========    ========   ========

Total Investment    Based on net asset value per share               78.19%    (17.05%)   (41.38%)     12.43%      6.46%
Return:*                                                           ========   ========   ========    ========   ========

Ratios to Average   Expenses                                          2.56%      2.54%      2.41%       2.37%      2.42%
Net Assets:                                                        ========   ========   ========    ========   ========
                    Investment income (loss)--net                     (.85%)      .75%      (.28%)      (.23%)     (.28%)
                                                                   ========   ========   ========    ========   ========

Supplemental        Net assets, end of year (in thousands)         $ 26,436   $ 15,431   $ 22,111    $ 62,113   $ 29,042
Data:                                                              ========   ========   ========    ========   ========
                    Portfolio turnover                               88.37%     99.85%     21.11%      30.63%     24.52%
                                                                   ========   ========   ========    ========   ========

                                                                                             Class D++
The following per share data and ratios have been derived
from information provided in the financial statements.                                     For the Year
                                                                                        Ended December 31,
Increase (Decrease) in Net Asset Value:                               1999          1998        1997       1996        1995
Per Share           Net asset value, beginning of year             $   7.24       $   8.80   $  18.11    $  16.05   $  15.08
Operating                                                          --------       --------   --------    --------   --------
Performance:        Investment income (loss)--net                        --++++        .11        .09         .09        .09
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                                  5.77          (1.55)     (7.51)       2.04       1.02
                                                                   --------       --------   --------    --------   --------
                    Total from investment operations                   5.77          (1.44)     (7.42)       2.13       1.11
                                                                   --------       --------   --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net                             --           (.09)        --          --         --
                      In excess of investment income--net                --           (.03)        --          --       (.14)
                      Realized gain on investments--net                  --             --      (1.68)       (.07)        --
                      In excess of realized gain on
                      investments--net                                   --             --       (.21)         --         --
                                                                   --------       --------   --------    --------   --------
                    Total dividends and distributions                    --           (.12)     (1.89)       (.07)      (.14)
                                                                   --------       --------   --------    --------   --------
                    Net asset value, end of year                   $  13.01       $   7.24   $   8.80    $  18.11   $  16.05
                                                                   ========       ========   ========    ========   ========

Total Investment    Based on net asset value per share               79.70%        (16.38%)   (40.89%)     13.29%      7.35%
Return:*                                                           ========       ========   ========    ========   ========

Ratios to Average   Expenses                                          1.77%          1.72%      1.61%       1.58%      1.63%
Net Assets:                                                        ========       ========   ========    ========   ========
                    Investment income (loss)--net                     (.02%)         1.48%       .53%        .53%       .59%
                                                                   ========       ========   ========    ========   ========

Supplemental        Net assets, end of year (in thousands)         $ 93,352       $ 64,031   $115,318    $297,179   $285,485
Data:                                                              ========       ========   ========    ========   ========
                    Portfolio turnover                               88.37%         99.85%     21.11%      30.63%     24.52%
                                                                   ========       ========   ========    ========   ========


   * Total investment returns exclude the effects of sales charges.

  ++ Based on average shares outstanding.

++++ Amount is less than $.01 per share.

                       See Notes to Financial Statements.

Merrill Lynch Dragon Fund, Inc., December 31, 1999


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Dragon Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in accordance with generally accepted accounting principles, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the- counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the- counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange- traded options. In the case of options traded in the over-the- counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and other assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Options--The Fund is authorized to write put and call options and purchase put and call options. When the Fund sells an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts as a hedge against adverse changes in the interest rate. A futures contract is an agreement between two parties to buy and sell a security, respectively, for a set price at a future date. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex- dividend dates. Dividends from foreign securities where the ex- dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of net investment income are due primarily to differing tax treatments for post-October losses. Distributions in excess of realized capital gains are due primarily to differing tax treatments for post-October losses.

(h) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting.

Accordingly, current year's permanent book/tax differences of $2,678,179 have been reclassified between paid-in capital in excess of par and accumulated net realized capital losses and accumulated distributions in excess of net investment income. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor, Inc. ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of 1.00%, on an annual basis, of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                               Account        Distribution
                            Maintenance Fee       Fee
Class B                          .25%             .75%
Class C                          .25%             .75%
Class D                          .25%              --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended December 31, 1999, MLFD earned underwriting discounts and direct commissions, and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                   MLFD        MLPF&S
Class A                           $   82      $ 1,407
Class D                           $6,901      $94,249

Merrill Lynch Dragon Fund, Inc., June 30, 1996


NOTES TO FINANCIAL STATEMENTS (concluded)


For the year ended December 31, 1999, MLPF&S received contingent deferred sales charges of $469,559 and $16,435 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $77,179 and $77,490 relating to transactions subject to front-end sales charge waivers in Class A and Class D Shares, respectively.

In addition, MLPF&S received $329,875 in commissions on the execution of portfolio security transactions for the Fund for the year ended December 31, 1999.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 1999 were $277,407,363 and $342,766,436, respectively.

Net realized gains (losses) for the year ended December 31, 1999 and net unrealized gains (losses) as of December 31, 1999 were as follows:

                                         Realized        Unrealized
                                          Gains            Gains
                                         (Losses)         (Losses)
Long-term investments                  $ 19,174,190     $169,892,161
Short-term investments                         (121)              --
Foreign currency transactions              (913,982)         (24,866)
Forward foreign exchange contracts           84,553               --
                                       ------------     ------------
Total                                  $ 18,344,640     $169,867,295
                                       ============     ============

As of December 31, 1999 net unrealized appreciation for Federal income tax purposes aggregated $166,284,594, of which $170,059,545 related to appreciated securities and $3,774,951 related to depreciated securities. At December 31, 1999, the aggregate cost of investments for Federal income tax purposes was $261,415,337.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $65,943,858 and $133,868,029 for the years ended December 31, 1999 and December 31, 1998, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Year                              Dollar
Ended December 31, 1999                  Shares          Amount
Shares sold                            19,484,180    $ 173,308,347
Shares redeemed                       (18,788,481)    (168,061,348)
                                   --------------    -------------
Net increase                              695,699    $   5,246,999
                                   ==============    =============

Class A Shares for the Year                              Dollar
Ended December 31, 1998                  Shares          Amount
Shares sold                            15,653,403    $ 111,046,956
Shares issued to shareholders
in reinvestment of dividends and
distributions                              36,394          258,759
                                   --------------    -------------
Total issued                           15,689,797      111,305,715
Shares redeemed                       (15,400,664)    (110,364,777)
                                   --------------    -------------
Net increase                              289,133    $     940,938
                                   ==============    =============

Class B Shares for the Year                              Dollar
Ended December 31, 1999                  Shares          Amount
Shares sold                             4,518,837    $  41,312,257
Shares redeemed                       (11,235,174)     (94,563,428)
Automatic conversion of shares           (440,785)      (3,858,030)
                                   --------------    -------------
Net decrease                           (7,157,122)   $ (57,109,201)
                                   ==============    =============

Class B Shares for the Year                              Dollar
Ended December 31, 1998                  Shares          Amount
Shares sold                            14,667,045    $ 105,916,021
Shares issued to shareholders
in reinvestment of dividends and
distributions                             159,633        1,107,854
                                   --------------    -------------
Total issued                           14,826,678      107,023,875
Shares redeemed                       (28,838,811)    (201,760,153)
Automatic conversion of shares           (440,989)      (2,950,502)
                                   --------------    -------------
Net decrease                          (14,453,122)   $ (97,686,780)
                                   --------------    -------------

Class C Shares for the Year                              Dollar
Ended December 31, 1999                  Shares          Amount
Shares sold                             2,134,250    $  18,368,755
Shares redeemed                        (2,219,846)     (18,697,878)
                                   --------------    -------------
Net decrease                              (85,596)   $    (329,123)
                                   --------------    -------------

Class C Shares for the Year                              Dollar
Ended December 31, 1998                  Shares          Amount
Shares sold                             8,974,966    $  64,145,196
Shares issued to shareholders
in reinvestment of dividends and
distributions                              13,504           92,366
                                   --------------    -------------
Total issued                            8,988,470       64,237,562
Shares redeemed                        (9,387,631)     (67,722,350)
                                   --------------    -------------
Net decrease                             (399,161)   $  (3,484,788)
                                   ==============    =============

Class D Shares for the Year                              Dollar
Ended December 31, 1999                  Shares          Amount
Shares sold                             2,238,966    $  21,079,512
Automatic conversion of shares            428,850        3,858,030
                                   --------------    -------------
Total issued                            2,667,816       24,937,542
Shares redeemed                        (4,333,778)     (38,690,075)
                                   --------------    -------------
Net decrease                           (1,665,962)   $ (13,752,533)
                                   ==============    =============

Class D Shares for the Year                              Dollar
Ended December 31, 1998                  Shares          Amount
Shares sold                            15,696,281    $ 115,286,453
Automatic conversion of shares            428,711        2,950,502
Shares issued to shareholders
in reinvestment of dividends and
distributions                             110,723          787,239
                                   --------------    -------------
Total issued                           16,235,715      119,024,194
Shares redeemed                       (20,503,790)    (152,661,593)
                                   --------------    -------------
Net decrease                           (4,268,075)   $ (33,637,399)
                                   ==============    =============

5. Capital Loss Carryforward:

On December 31, 1999, the Fund had a net capital loss carryforward of approximately $154,210,000, all of which expires in 2006. This amount will be available to offset like amounts of any future taxable gains.


6. Reorganization Plan:
On January 19, 2000, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund would acquire substantially all of the assets and liabilities of Merrill Lynch Emerging Tigers Fund, Inc. in exchange for newly issued shares of the Fund. These Funds are registered, non-diversified, open-end management investment companies. Both entities have a similar investment objective. Merrill Lynch Emerging Tigers Fund, Inc. is managed by Fund Asset Management, L.P., which is an affiliate of MLAM.

Merrill Lynch Dragon Fund, Inc., December 31, 1999


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Dragon Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Dragon Fund, Inc. as of December 31, 1999, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

Our procedures included confirmation of securities owned at December 31, 1999 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Dragon Fund, Inc. as of December 31, 1999, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Princeton, New Jersey
February 16, 2000

PORTFOLIO INFORMATION (unaudited)


Investments
As of 12/31/99

Ten Largest Equity Holdings                  Percent of
Represented in the Portfolio                 Net Assets
SK Telecom Co. Ltd.                             6.1%
Hutchison Whampoa Limited                       5.8
Cheung Kong (Holdings) Ltd.                     5.1
China Telecom (Hong Kong) Limited*              4.9
Korea Telecom Corporation (ADR)                 4.4
Samsung Electronics Co.                         3.6
HSBC Holdings PLC                               3.3
Cable & Wireless HKT Ltd.                       3.2
Taiwan Semiconductor Manufacturing Company      2.7
DBS Group Holdings Limited                      2.5

* Represents combined holdings.


Ten Largest Industries                      Percent of
Represented in the Portfolio                Net Assets
Telecommunications                             24.1%
Electronics                                    20.9
Banking                                        16.8
Real Estate                                     6.1
Conglomerates                                   5.8
Publishing & Broadcasting                       3.6
Utilities--Electric & Gas                       2.3
Food                                            2.1
Textiles                                        2.0
Airlines                                        1.9

Merrill Lynch Dragon Fund, Inc., December 31, 1999

OFFICERS AND DIRECTORS

Terry K. Glenn, President and Director
Charles C. Reilly, Director
Richard R. West, Director
Arthur Zeikel, Director
Edward D. Zinbarg, Director
Robert C. Doll, Senior Vice President
Kara W.Y. Tan Bhala, Senior Vice President and
   Portfolio Manager
Donald C. Burke, Vice President and Treasurer
Phillip Gillespie, Secretary




Donald Cecil and Edward H. Meyer, Directors of Merrill Lynch Dragon Fund, Inc. have recently retired. The Fund's Board of Directors wishes Mr. Cecil and Mr. Meyer well in their retirements.


Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863